NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 3, 2018, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 4, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger agreement between Morgan Stanley Income Securities, Inc. and Morgan Stanley Instituitonal Fund Trust, on behalf of its series Corporate Bond Portfolio, became effective before the open on June 4, 2018. Common Shares of Morgan Stanley Income Securities, Inc. were converted into newly issued Class I shares of Corporate Bond Portfolio with a value equal to the aggregate net asset value of the Common Shares of Morgan Stanley Income Securities, Inc. on the close of business on June 1, 2018. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 4, 2018.